Ex. 10.1

Stock Purchase Offer to Major Investors

                                                               November 28, 2001

Lawrence M. Powers, Robert Ingenito, John DiNozzi, John Iannitto, Steven E. Gross and Colvil Investments (c/o Richard Valente)

At Company Office, 594 Broadway, Suite 1001 (and by Fax and/or Email to each) New York, N.Y. 10012

                   Re: Stock Purchase Offer to Major Investors
Gentlemen:

As Investors in SITI-Sites.com, Inc. ("SITI"), you are being invited to invest further sums in SITI to finance its liquidation, possible completion of one remaining basic product and, hopefully, ultimate sale or merger of its remaining corporate apparatus for the benefit of all shareholders. Recapping facts that you all know: To date you have invested a total of approximately $4,000,000 for stock and options in SITI, and its orderly liquidation and remaining development operations will require at least an additional $100,000 to be invested therein, with ongoing costs thereafter (which are being temporarily ignored), in order to facilitate orderly liquidation. The final capital shortfall was caused by the October-November investment discussions which aborted two weeks ago, and is roughly equivalent to SITI's former "burn rate" of $100,000 monthly. Each of you has been orally briefed on employee terminations, current facts and problems. You are being offered the right to invest the necessary sums on the following operating facts, and resulting terms and conditions:

Facts SITI requires at least $50,000 to pay its rent or lease settlement obligations, temporary operating costs and its reduced corporate expenses for the next three months. As a second priority, if SITI receives additional capital, it will start a laboratory type operation to complete its Artist Promotion Program (APS) software for a try-out period of up to three months; but an additional $ 50,000 is required under this past week's discussion between Messrs. Powers and Ingenito.

The short-term goal, however, is fixed, i.e. an orderly liquidation, buy-out of the lease, and only if capital is received, try-out of the APS lab program. The long-term goal is also fixed, i.e. a merger or other corporate transaction that is beneficial to all stockholders. Some Investors have stated an interest in licensing certain SITI software, and in purchasing items of equipment being liquidated, but no arrangements have yet been reached with them. Reasonable, arms-length negotiations on these items of corporate property, in accord with good corporate practice, will continue as SITI's short-term financing issues are resolved by this offering.

SITI has a common stock trading yesterday at $ .03 per share, which traded at $.05 per share for several months prior to its announced plan of liquidation. Each of you recognizes that if you purchase shares, they are bought for investment, legended as "unregistered" and not liquid for at least two years (absent a merger transaction). You also know that SITI has no operating business now, and its stock trades in a thin, very limited trading market. Legended investment shares are regularly discounted in value by 50% in any event. The shares being offered herein may not be worth even the offering price to you, because of all our business risks far beyond impediments to marketability.

Terms and Conditions Each of you as prior Investors, including your respective families, is offered the right to buy shares of SITI common stock for a period of seven days from the date hereof, at the price of $.025 per share, to the following extent and on the following terms:

      Powers may purchase 1,700,000 shares;
      Ingenito and DiNozzi may purchase 1,300,000 shares;
      Iannitto may purchase 700,000 shares;
      Gross may purchase 500,000 shares; and
      Colvil Investments may purchase 200,000 shares.

No purchase in any lesser amount will be accepted from any Investor. As a condition to each such purchase, each Investor shall further surrender all of his existing options to purchase shares of SITI common stock now held by him, which parallel in amount the offer made to each of them. All such options shall be deemed cancelled and terminated concurrently with such stock purchase under this offer. Each of you will surrender your option contracts
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concurrently with your payment of the purchase price under this offering. As earlier mentioned to you, it is in SITI's best interest, for future possibilities of sale or merger, to eliminate these large blocs of outstanding options as a part of this offering to you.

Each Investor has been active or knowledgeable about the business of SITI, and is fully familiar with its financial statements and operations to date. No representations or warranties with respect thereto are being made by SITI, except for a representation and warranty that its financial statements and books of account since December 31, 1998 are true and correct in all respects and prepared in accordance with generally accepted accounting principles, and that its filings with the Securities and Exchange Commission since that date are also true and correct in all respects.

Each Investor will receive an appropriate stock certificate from SITI's stock transfer agent, shortly following completion of his payment expected no later than December 7, 2001. No Investor will be required to await the decision of any other Investor to accept this offer, and because of SITI's pressing need for liquidation funding, Investor Powers has indicated that he is promptly accepting this offer.

Each Investor represents that he is purchasing his stock for investment and not with a view to the public distribution thereof, and his stock certificates shall bear an appropriate legend as in his prior investments in SITI.

This offer and resulting Agreement may be accepted and executed in multiple counterparts by each Investor.

If you are in Agreement with the terms hereof, please so indicate in the space provided below, whereupon this letter shall become a binding Agreement upon SITI and you.

Very truly yours,

SITI-Sites.com, Inc.

By /s/
  ---------------------------------
  Lawrence M. Powers,
  Chairman/CEO

Offer Accepted and Agreed to:

/s/                                     /s/
-----------------------------------     ----------------------------------------
Lawrence M. Powers                      John Iannitto

/s/                                     /s/
-----------------------------------     ----------------------------------------
Robert Ingenito                         Steven E. Gross

/s/                                     /s/
-----------------------------------     ----------------------------------------
John DiNozzi                            Colvil Investments